Exhibit 99.2

Event Name: Q1 2005 Savient Pharmaceuticals, Inc. Earnings Conference Call
Event Date: 2005-05-10

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Jenene Thomas; Savient Pharmaceuticals; Director of Investor Relations
Christopher Clement; Savient Pharmaceuticals; President and Chief Executive Officer
Larry Gyenes; Savient Pharmaceuticals;
Kevin DeGeeter; Dawson James; Analyst
Richard Mansouri; Para Partners; Investor
Everett Alexander; JGB Capital; Investor
Brett Cohen; Investor

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Presentation
Operator: You are currently holding for today's Savient Pharmaceuticals Conference Call. At this time we're admitting additional participants and should be underway shortly. We'd like to thank you for your patience and ask that you please stand by.

Please stand by. Good morning and welcome to the Savient Pharmaceuticals First Quarter 2005 Earnings Release Conference Call. Today's call is being recorded. At this time I would like to turn the call over to Ms. Jenene Thomas, Director of Investor Relations. Please go ahead.

Jenene Thomas: Thank you and good morning. Before I introduce our President and Chief Executive Officer, Mr. Christopher Clement, please bear with me as I provide the requisite safe harbor statement.

Statements in this discussion, concerning our business strategy, business outlook, or future economic performance, product development, anticipated profitability, revenues, expenses, earnings or other financial items and statements concerning assumptions made or expectations as to any future events, conditions, performance, competitive position, strategic alliances, plans and objectives of management including, without limitation, the completion of the divestiture of our global biologics manufacturing business or other matters are forward-looking statements. As that term is defined under section 21E of the Securities Exchange Act of 1934.

Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include those detailed in our filings with the Securities and Exchange Commission. We do not assume any obligations to update any forward-looking statements.

Joining Mr. Clement on the call today are members of Savient’s Management Team. Larry Gyenes, Senior Vice President and Chief Financial Officer, David Fink, Senior Vice President of Commercial Operations, Dr. Zeb Horowitz, Senior Vice President and Chief Medical Officer, and Philip Yachmetz, Senior Vice President of Corporate Strategy and General Council. And now I will turn the call over to Mr. Clement.

Christopher Clement: Good morning everyone, and welcome to Savient's First Quarter 2005 Conference Call. I will begin by reviewing the quarter we completed on March 31st followed by a discussion of our recent accomplishments, and an outline of our plans for the remainder of 2005.

The global biologics manufacturing business is being reclassified as assets held for sale rather than discontinued operations as we thought it would be when we filed our 10K. We were alerted for the first time last Friday by our external accountant of an EITF clarifying or revising FASB statement number 144 with respect for new rules for what qualified as a discontinued operation. After further research, which I will not bore you with here, we've determined yesterday, that because of the ongoing co-promotion agreement with Ferring, the business could not be deemed as discontinued. We are working quickly on revising the 10Q to reflect this, and anticipate completing these revisions in time for filing today.

Our first quarter results were marked by a number of milestone accomplishments related to our strategy of positioning Savient as a specialty pharmaceutical company. I'll touch on these accomplishments shortly.

On the revenue side, we continue to be very pleased with the performance of Rosemont Pharmaceuticals, our UK oral liquids business but disappointed in the US sales of Oxandrin, which were adversely affected by a number of market factors.

Revenues for the first quarter were $23 million, down from $33.4 million a year ago. Net product sales were $22.6 million compared to $32.2 million last year. While net product sales from Rosemont increased substantially due to strong demands in the UK, the decline in Oxandrin sales can be attributable to 3 key factors.

Number 1, $4.8 million in first quarter credits and reserves for product returns, rebates and newly instituted wholesaler distribution fees. This figure also includes a more conservative assumption of wholesalers not selling product with less than 12 months dating. Previously wholesalers would ship products with at least 7 months of dating.

Number 2, $4.2 million purchase reduction in a wholesalers product level to meet an agreed upon inventory target.

And number 3, a softness in the overall demand for involuntary weight loss products and a further reduction in total prescriptions for Oxandrin. However, in March we did see our first uptick in prescriptions ending a 6-month decline.

We continue to closely monitor the market for potential oxandrolone generic as well re-evaluating how we best optimize Oxandrin sales until a generic becomes available. Our net loss was $3.9 million, or $0.06 a share, compared to net income in the first quarter of 2004 of $1.2 million or $0.02 a share. Our net loss for the quarter included a one-time credit and payments in other income of $3 million for the settlement of our patent litigation with Novo.

Our cash position remains strong and will continue to improve. Cash equivalents at the end of the quarter were $26.7 million. We should further increase our cash position late in the second quarter or early in the third quarter with the anticipated closing of our previously announced sale of our global biologics manufacturing business to Ferring. Furthermore, prior to the closing of the sale of global biologics manufacturing business we will eliminate all outstanding debt.

Now let me take you through our non-financial operational highlights for the quarter. We achieved a major milestone in the first quarter with the announced agreement to sell our global biologics manufacturing business to subsidiaries of Ferring SA for $80 million in cash.

As I discussed with you when we announced the deal in March, the sale of this asset now provides us with the resources to advance our pipeline, expand our geographic reach with respect to Rosemont and expand our branded product portfolio by taking advantage of opportunities by acquiring and licensing marketed products and clinical stage development projects that match our scientific research and commercialization strength. We are still on target to close this transaction before the end of June, in-line with what we have previously communicated.

In parallel with the signing of the Ferring acquisition agreement, we also signed an agreement to co-promote Nuflexxa to rheumatologists for the treatment of osteoarthritis of the knee in the United States, while Ferring will focus on orthopedic surgeons in the US, and all sales outside of the United States.

Targeting the rheumatologists not only provides a very unique position for Savient, but it is a manageable market in terms of resource requirements, since there are approximately 3200 rheumatologists in the United States.

This agreement is an important strategic move for Savient for the following reasons. Number 1, it offers Savient the potential to create near term revenues particularly when the company is at revenue risk from the US business if Oxandrin goes generic. Number 2, it allows Savient to position itself as a specialist to the rheumatologists and establish important relationships in advance of the filing and eventual approval of the Puricase NDA and 3 it allows Savient to seek other near term revenue opportunities from product co-promotion, co-marketing or late stage in-licensing transactions.

Let me turn to Rosemont, our UK based oral liquids pharmaceutical business. Rosemont continues to provide strong sales results and for the quarter reported a 26% increase in sales or 22% excluding the effects of the British pound over the first quarter of 2004 and cash based operating margins of around 40%. Most impressive is that Rosemont continues to execute operationally while undertaking the necessary modifications to its manufacturing plant to meet FDA standards to supply the US market. In fact, the FDA concluded the inspection of the manufacturing facility yesterday and we believe we can satisfy the requirements for approval this year.

As you know, the first product slated for approval is Soltamox, a liquid formulation of tamoxifen for which the NDA was submitted in December of 2004. We expect approval of the NDA before the end of this year.

Our focus for the remainder of this year is for Rosemont to continue its strong sales performance in the UK while working to gain US approval for Soltamox and identify a partner to distribute Rosemont's products in the United States.

You will note in our 10Q that we began the process this quarter to break out the oral liquids business in our financial statements. We believe there is significant potential in the Rosemont business and to oversee our expansion plans we have appointed Andrew Smith as Managing Director and President of Rosemont Pharmaceuticals Limited.

Andrew brings significant expertise in growing businesses, has a strong commercial focus and is highly proactive with the ability to successfully implement ideas. Andrew was most recently the President of Parexel International and formerly the Chief Executive Officer of Cerebrus PLC. In addition he has held positions at Smithkline Beecham plc, Merck and Hoechst-Roussel Laboratories.

Let me now provide an update on the status of our pipeline. During the quarter we completed the phase 2 trial for Puricase to treat refractory gout. We will report the results of this trial over the next 2 weeks. In addition we have also submitted a number of abstract considerations for presentation at the November 2005 American College of Rheumatology Annual Meeting. The FDA has granted us an end of phase 2 meeting in late July.

In this face-to-face meeting we will seek concurrence with the FDA from the FDA reviewing division on the scope and composition of the proposed phase 3 development program and attain agreements on the specific data requirements for registration within the orphan drug designation. We look forward to a successful meeting and the initiation of our phase 3 program later this year.

During the first quarter we were disappointed to terminate our phase 2 trial for Prosaptide as our interim analysis showed a lack of analgesic efficacy. We are compiling and studying the data now and will attempt to understand the reasons for the lack of analgesic efficacy shown in HIV patients. We will then convene a panel of external experts to review our pre-clinical and clinical information to determine our next steps and make a decision with this drug product by the end of the year.

Let me now provide an update on our business development efforts. During the quarter we expanded and strengthened our management team with the addition of a Senior Vice President of Commercial Operations and a Vice President of Business Development. Both of these positions are key to meeting our milestones this year to build a rheumatology sales force and to in-license compatible marketed products and development candidates.

David Fink joins Savient as our Senior Vice President of Commercial Operations. We are thrilled to have him as a member of the management team. David has over 20 years experience in the pharmaceutical industry, primarily in the areas of sales and marketing with special focus on business in transition.

Most recently as Vice President of Marketing at MedPointe Pharmaceuticals David successfully repositioned existing brands and launched multiple pharmaceutical products. We are confident that David's extensive experience, particularly his specialized expertise in product launches and transitions will prove invaluable to us as we continue to focus on positioning Savient as specialty pharmaceutical company. Under David's direction we will strengthen our sales and marketing activities for our currently marketed brands and build our rheumatology sales force.

Dr. James Lynch joins us as Vice President of Business Development. Dr. Lynch will assume responsibility for Savient's global business development activities, focusing on the execution of Savient's initiative to actively in-license or acquire novel compounds in clinical development as well as marketed compounds, complimentary to the company's new strategic direction. Most recently he was an original member of privately held Reliant Pharmaceuticals management team and initially led the business development initiatives that became the foundation of the company.

Building a world class business development function is an integral part of our long term strategy for growth. We have an excellent team in process and placed to move forward in a focused fashion, to match in-licensing prospects to our parameters for compatibility and success with Savient. The team will also focus on extending the geographic reach of our oral liquids business as they seek commercial partners for the United States and selected markets in Europe. And finally, they will seek developments in marketing partners for Puricase outside of the US.

When we embarked on our new strategy and change in direction almost a year ago we recognized the need to eliminate our dependence on Oxandrin, our largest selling brand. Last year, the brand contributed over $40 million in sales and approximately $16 million in operating earnings and cash flows.

Last year with the potential approval of a generic oxandrolone looming over us we embarked on a plan to secure new sources of funds. With the closing of the sale of our global biologics manufacturing business we will have the monies sufficient to finance the current operations of our business and potentially expand our portfolio of development projects and market brands initially directed to rheumatologists in the United States.

With our existing product portfolio and assuming that Oxandrin sales continue at the levels of last year, without intrusion from generics, we should be earnings neutral to earnings negative, but cash flow neutral at least for the next 3 years. Should Oxandrin lose its exclusivity, both earnings and cash flows would be negative.

In summary, we continue to achieve important strategic milestones. However, there is still much to do. For the remainder for 2005 the achievements of a number of key milestones would well position the company for future success.

Number 1, the completion of the sale of global biologics business. Number 2, the successful FDA inspection at Rosemont and US approval of Soltamox, the first Rosemont oral liquid for the US market. Number 3, the successful end of phase 2 meeting with the FDA on Puricase, allowing us to move into our phase 3 program. Number 4, the creation of our rheumatology sales force and the successful launch of Nuflexxa in the US.

We continue to say what we'll do and then do what we say. As we redefine Savient we continue to achieve critical milestones and we will continue to achieve our goals in 2005 and beyond. Thank you for joining me today and I would now like to open the call for Q and A.

Q&A Session
Operator: [Operator Instructions]

We'll take our first question from Kevin DeGeeter with Dawson James.

Kevin DeGeeter: Hi guys. Great quarter here. A couple of quick questions here. What, you mentioned the UK facility, the Rosemont facility, was inspected by the FDA yesterday and you're confident that you can make whatever new changes will fill whatever requests they have this year, what gives you a high level of confidence there and can you give us a little more color on that inspection process?

Christopher Clement: Hi Kevin, thanks for joining us. Yes, the process for modifying the UK facility started almost a year or so ago at this point and we did significant modifications to the plant to ensure that everything from the infrastructure to the processes to everything in place would meet US FDA standards so that we could bring Rosemont products into the US.

The inspection did take place over the last few days of last week and the beginning part of this week and based upon, based upon the close out meeting with the staff at Rosemont we feel that any issues and observations from the inspectors, that we can successfully deal with those so that the plant can be approved and gain the approval for Soltamox later this year.

Kevin DeGeeter: Terrific and assuming we see a Soltamox approval, I believe we have an October 23 PDUFA date, help me understand what the timelines might look like for introducing additional products into the US market and how would that process work? Could we be looking at a situation where numerous products which are already sold in the UK could be coming online here early in '06 or is it going to be more of an incremental process over a period of time?

Christopher Clement: Yes, ah Kevin it will be, it will be an incremental process over the time. First we wanted to, we wanted to pave the way with Soltamox, get the facility approved, get the Soltamox approval and work that through the system and get Soltamox onto the market. There are a number of products in the Rosemont portfolio which are of potential value and utility in the US market and we're currently undertaking that analysis in order to determine the priority of which products we will eventually bring into the US.

But that work will go on through the remainder of 2005. I don't see us having another product that we will have from Rosemont in 2006 so we'll have Soltamox, we'll do the work necessary to identify the other products to bring into the US market and then do the necessary bioequivalent studies and things in order to make that happen but that will be a process that will begin this year and flow into next year.

Kevin DeGeeter: And one more question on the Rosemont front and then I'll get back in queue in here. Obviously saw really nice growth here on the top line in the first quarter compared to last year. How should we think about that business for the remainder of '05 and can you talk a little big more about what's kind of, what are the incremental growth drivers there, at least quarter over quarter where the growth is still significant but a little bit more modest?

Christopher Clement: Well, Rosemont historically has grown at double digit, double digit growth rates historically over the past few years and we see the dynamics in the UK remaining stable and Rosemont continuing to perform at that level. Demand for their products remain strong, Rosemont will be looking to introduce a couple of other new products sometime during the course of this year. So we expect to see continued good growth coming for Rosemont for the remainder of this year.

Kevin DeGeeter: Great. Thanks a lot.

Christopher Clement: Thank you.

Operator:

[Operator Instructions]

We'll take our next question from Richard Mansouri with Para Partners.

Richard Mansouri: Hi, yes, thank you. Just one kind of extensive question. Chris, you and your team have made some really good progress over the last several months. From an operational standpoint, but unfortunately that's not really being reflected in the stock price, and in addition to our own internal evaluation work, I've seen now 2 separate independent research reports that conservatively value the assets of Savient at $5 a share, which by the way, gives very little value to Puricase.

As an aside if you saw the Genzyme transaction, Genzyme just paid like $600 million for Bone Care, a company that's doing like $85 million in revenue. So even if you discount that tremendously, it just gives you some sort of indication that the value that companies are placing on pipeline product. But again, that's an aside, in any event your stock is about 50%, close to 50% below this conservative $5 value and you guys are sitting on something like $22 million in net cash and that numbers going to go up by like $70 million once the sale of the biologics facility is completed.

So I asked you this question on a conference call 2 months ago and you basically told me that its not your decision but it's a decision that the board's going to take up. And so now I have to ask, why has the board not effected an open market share repurchase or partial tender for the stock? Has the board even considered it or does the board believe that it has a better use for the cash because from a shareholder's standpoint its hard to see how you can justify any use of cash delivering value, more value than using cash to buy back stock at a discount, especially when the discount is as staggering as this one, so I just wanted your thoughts on that.

Christopher Clement: Ok, well Richard, first of all, thanks for sitting in on the call here, and I know this has, this has been an issue that concerns you and let me just tell you that we, we came with a new strategy last year that we felt was important to really begin to build and to sustain long term growth and value for Savient.

And I think as you mentioned we've really started to execute against that plan in a lot of different directions, the sale of the global biologics business is 1, the advancing of the pipeline is number 2, exploiting the growth of Rosemont is number 3, all of those things take time and I think we're still evolving and we're still doing the work necessary to achieve those milestones so I think we've put the building blocks in place and things that we will see value creation coming in the company as Puricase. Lets say we do move into phase 3 with Puricase, I think we'll see, we'll begin to see the value coming from that. As Rosemont gets approved for products in the US we'll see value creation coming from that so we've put the building blocks in place but in order to see the value accretion now, I think that's going to take a little bit of time and we'll see that as we move forward.

But look, also I wanted to tell you that we are not remaining static in terms of our strategy that we've put forward. We continue to evaluate and re-evaluate our strategy and in fact we continue to refine our strategy as we look at our performance and our achievement of milestones and those types of things and we will be meeting with our board to discuss and review where we are relative to our strategy and what adjustments and other options that we need to consider. And that will be taking place, that's an upcoming meeting and we have not had that meeting yet, so we will do that, we will discuss a lot of range of options and we'll see where we are in our strategy, relative to our milestone achievement.

So, I would say to you, that, stay tuned as we continue to achieve the milestones that we set out for ourselves and the goals that we set out for ourselves as well as being able to report back to, to the shareholders on this strategic review and discussion that we have with our board.

Richard Mansouri: Right, I'll get back in queue, but let me just say I understand what you're saying and I understand all the milestones that you've made, but bottom line is the performance is reflected in the stocks and if the stock is not giving any value to all the efforts that you've endeavored and by the way, this is not something that's just a month, this has been going on for months and months and months, it just begs the question is this company not better off, maybe in another non-public forum since the public is giving you absolutely no value.

And the board has certainly had several months to think about this, the annual meeting is June 1st, which is like 3 weeks away so I'm looking forward to seeing how the board can explain to the shareholders how they've let this situation persist for so long.

Christopher Clement: Okay. I'll, as I said to you Richard, I try to explain to you that putting the building blocks in place, you have to put the, you have to put the fundamentals in place and then you have to see the benefit come from putting those fundamentals in place and while I agree with you, its been more than a month or 2, given the transition and some of the changes that we've made its really been a relatively short period of time.

Bear in mind Richard that we only announced the change in our strategy in July of last year. And so to make the changes, to put the fundamentals in place has really been a relatively short period of time and I think we will begin to see the benefit of these changes as we move forward.

Richard Mansouri: I understand and the only comment I can make and I'll get back in line is that if the market isn't giving you value for these changes why not take advantage of it and buy back stock at what seems to be a ridiculous discount. It will only be accretive to you guys going forward, especially if you're able to execute on all the things that you're talking about.

Christopher Clement: And I don't want to, I want to be clear about this, as we evaluate our performance, as we evaluate our milestone accomplishments, relative to the strategy to that we put in place, that is the discussion that we will be having with our board and the discussion around a variety of different options and that meeting as I mentioned earlier has not taken place.

Richard Mansouri: Okay, that's encouraging. Thank you.

Christopher Clement: Thank you Richard.

Operator: We'll take our next question from Everett Alexander with JGB Capital.

Everett Alexander: Hi guys. A couple of questions, first the EBITDA margins for Rosemont, I don't know if you mentioned that, I don't think you spoke to them but what were they for the quarter?

Christopher Clement: About 40%.

Everett Alexander: 40% okay. And I missed it earlier on the call; you were projecting, at the company level to be cash flow neutral for how long?

Christopher Clement: Well, a lot of, a lot of our financials today are dictated by still the revenues that we derived from Oxandrin, which is our largest brand so to the extent that we continue with Oxandrin and there's no generic in the market then we believe we can sustain that.

Once we lose Oxandrin to a generic competitor then it would be difficult for us to maintain that position and we would find ourselves in a loss position.

Everett Alexander: And then with respect to Soltamox, which is going to be, you guys are forecasting it to be the first liquid formulation to be introduced in the US how, in terms of the sales that that product is doing in the UK, what are they doing on the top line basis there?

Christopher Clement: I don't have the top line numbers for Soltamox in the UK right in front of me and so I can try to get those before this conference call ends, but let me tell you that relative Soltamox first of all it will be Rosemont's first oral liquid product to the U.S. market. If you look at the overall market for tamoxifen its probably somewhere in the range of around $80 million market today. There's a lot of competitors in the market the brand and there's a number of generics. The unit volume is still pretty good but it has been – the market value has been eroded somewhat by the number generics that are in the market.

Nevertheless, we believe that Soltamox being the first and only liquid form of tamoxifen to successfully make some in roads in to that market. Typically what Rosemont has found or experienced in the UK market has been that somewhere between four to six percent of a total value of a product in the marketplace that four to six percent of that will be in the liquid formulation.

Everett Alexander: I see and currently in the U.S. are there any other liquid formulation generic companies that are manufacturing a derivative of tamoxifen?

Christopher Clement: No, no. Our Rosemont Soltamox will be the first and this is the one liquid formulation of Rosemont that also has a patent and so this will be patent protected formulation on the market.

Everett Alexander: Okay thank you.

Christopher Clement: Thank you.

Operator: We do have a follow-up question from Kevin DeGeeter with Dawson James.

Kevin DeGeeter: Hi guys. A couple of other questions here. One should keep kind of housekeeping here. The one thing I do want to talk a little bit more about and haven't really heard too much at least explicitly on this call. Is there any review your willing to undertake with regard to Rosemont?

One of the clear themes here is we do have this disconnect between what I think – nearly everyone of this call sees the value of the assets and of this company and stock price. Part of it is just executing and getting certain things in place. A part of it is the confidence that businesses that may not logically fit together will eventually find it inappropriate and in separate columns and we've talked about this at great length.

Rosemont is meaningfully different than your specialty business in the U.S. recognizing that there is potential to create extensive value by initially creating a beach head in the U.S. Having said that can you give us some sort of commitment here today that if we can't recognize some value for this in the stock that you're prepared to either sell the company, spin it off or make some sort of move because the stock by my calculations aren't any reasonable calculations. So the (inaudible) Rosemont's worth. So I was hoping you could clarify a little bit or expand on your discussion of that earlier recognizing that it may not be an immediate event but I think its an important signal we get sent to the market here if you're prepared to go down that road.

Christopher Clement: Well Kevin I think – first of all let me go back and say that when Savient acquired Rosemont Pharmaceuticals several years ago it did do for some strategic reasons. It established another line of business for the company. It established a presence for the company outside of the U.S. where previously most of the revenues were coming from Oxandrin and for the U.S. and I think everybody would agree that the performance of Rosemont since the acquisition has lived up to advertised expectations and probably in some cases have even exceeded expectations.

So we're very pleased with the value of Rosemont and the performance of Rosemont. We continue to see a lot of value creation in Rosemont continue good performance in the UK, expansion now into the U.S. hopefully getting U.S. approval this year for Soltamox, expanding Rosemont into Europe is part of the reason why we brought Andrew Smith into the company now is to really take Rosemont the next level and to help strategically grow that company because there is a need for a liquid pharmaceutical outside of the UK.

It's done very well in the UK but we know that tablet pushing and problem swallowing is a problem in the U.S. as much as its a problem in any other country. So we are very pleased with Rosemont's performance. We continue to see the value of Rosemont increasing and our focus right now is on executing those programs and strategies that continue to increase the value and the revenue set that Rosemont can provide for the company.

Kevin DeGeeter: With all due respect it's not reflecting your stock price and this gets back to the questions to a recurring theme on this call and on previous calls. What is management prepared to do to – we give you all a lot of credit for executing and doing a great job of turning around a company that frankly was in need of a stronger focus and some discipline.

It's not reflected in the stock and I think everything – those of us who look at this from the market end are seeing that unless there's a commitment on the part of management to do what is necessary to create some value here even if it means a share repurchase considering various financial moves here in terms of redistribution of Rosemont in some form is that something that you're willing to consider? Because I think that's the discount in your stock and that's the difficult point here for any shareholder of the company. (inaudible) reconcile that and what steps are you prepared to take?

Christopher Clement: Yes okay. I – look Kevin – and thank you for your comment. When the strategy – when we defined our strategy into why we think we took the necessary steps to begin to move this company in the right direction and we believe that those were and are the right steps and have begun to make those changes. As I said to Richard on similar vein here – comment that we're not staticing in our approach here and we are evaluating our performance.

We're looking at what we've achieved so far but we recognize that ultimately this is all about value creation and it's all about improving the value of this company to the shareholders and increasing the value of the stocks. So we are looking at all options that could create value and unlock the value lets say that exists in this company. So we're not just blindly or you know marching in a direction say look we've identified a strategy and by golly we're going to follow that to the ends of the earth. We put the steps we thought were necessary.

We still think those were the necessary steps but we are re-evaluating where we are today and looking at all options that will create value for this company. So the answer is yes we are going to look at things and we will make recommendations and have discussions with our Board that will achieve and accomplish that goal.

Kevin DeGeeter: Okay that's helpful and just two quick housekeeping items if I may here. It's difficult for us to compare the receivables and inventory numbers we saw in the quarter. The costs of the adjustments you described earlier in the call with regard to reclassifying some of the assets from the biologics. Do you happen to have the receivables and inventory number kind of on a pro forma basis for 4Q so we can have kind of a sense of where receivables particularly went in the quarter relative to the fourth quarter, and what impact that might have had on our revenue line here?

Christopher Clement: Okay Kevin I'm going to turn that over to Larry Gyenes to respond.

Larry Gyenes: Yes, hi Kevin.

Kevin DeGeeter: How you doing Larry?

Larry Gyenes: Okay. In the 10-Q which will be filed later this afternoon we will have the details of the aggregated assets available for sale so you should be able to do the math that I'm about to share with you okay? But then if you take the receivables of the Biologics business add them back to the December accounts receivables you would have as we previously reported last year $9.5 million of accounts receivables. The comparable number for that in March 31, 2005 is $3.8 million and represents largely the collection of the bulk sales of particularly of human growth hormones of the Biologics business in the first quarter.

In addition as you will see and as we've highlighted in the fall, we've taken additional credits and reserves in the first quarter for product returns of some $2.9 million, rebates of $1.4 million and wholesaler distribution fees, cash discounts and other smaller items totaling about half a million for a total of $4.8 million in incremental reserves that have further reduced the net accounts receivable accounts.

Kevin DeGeeter: Got it. That's very helpful. Thank you.

Operator: We'll take our next follow-up question from Everett Alexander with JGB Capital.

Brett Cohen: Hi, it's actually Brett Cohen, I jumped on as well. Hey guys.

Christopher Clement: Hi.

Brett Cohen: Look I have a question for you. We're relatively new to the situation here and along with the rest of the questioners on the call I feel that the stock trades at a reasonably substantial discount to asset value, and I think that one potential reason is that people think that the company may take cash and maybe empire build or make acquisitions that the market doesn't agree are accretive so I just wanted to make sure – I hear from you that you're only going to use this cash if you make an acquisition of a business or something that’s cash flow positive. You're not going to go buy you know experimental biotech land type acquisitions where we're going to be losing more money, because if you can't make that commitment I'm going to have to re-evaluate whether I want to be an owner of your equity.

Christopher Clement: Again thank you for your question. Let me say that it is not our intention and the company has not engaged in discovery kinds of research activity for some period of time. So we are not going to be utilizing the company's resources to engage in early stage activities or anything of that sort. Right now our focus is going to be on bringing Puricase to the market. Puricase will be moving into a phase III program hopefully later this year and we anticipate that we can have a filing for Puricase sometime in the 2007 or so timeframe.

Our focus right now is on the development of our clinical pipeline particularly in Puricase and also we will be utilizing the resources to bring some of the products that we discussed earlier – some of the Rosemont products into the market as well. Our focus therapeutically because of Puricase and because of the co-promotion that we will have on Nuflexxa with Ferring is going to be in the rheumatology area. So we also will be looking for co-promotion type of deals and other late stage products that we could acquire that we could put into the field force that we are building for rheumatology.

So in answering your question we are spending some resources on our clinical program and Puricase but that will be going into the Phase III program. The Rosemont products as I mentioned we'll bring some of those which are known entity and then products hopefully that we could bring into the rheumatology field force relatively quickly. So no investment in early stage biotech for which there are very, very high risks involved. So we see this as a very prudent for our use of the resources of maximize the value of the commercial presence that we're building primarily in the rheumatology area.

Brett Cohen: And just so I'm sure I understand. The things that you are looking at in rheumatology that you put into your field force those would be accretive. In other words, it's not something that would take three years of development. You're going to buy stuff – its not a multiple of cash flow. You're going to buy stuff that makes money?

Christopher Clement: Look I don't have a crystal ball in front of me. I don't know what the opportunity that presents itself would be. Ideally the situations we're going to have a rheumatology field force in place. The ideal situation for us would either be to acquire a product that is on the market that we would put into the field force that we could co-promote with somebody else so that we can utilize and maximize the return on the field force that we have in place. So that would be the ideal situation of how we would do it.

Brett Cohen: Thank you.

Christopher Clement: Thank you.

Operator: It appears there are no other questions at this time. I'd like to turn it back to the presenters for any additional or closing remarks.

Christopher Clement: Yes, I would just like to make a point. There was a question on Soltamox and the value of Soltamox in the UK. In 2004 they have $500,000 U.S. dollars in sales that was up 20 percent from the prior year and they did 83,000 pounds in the UK in the first quarter and we also started to sell Soltamox in Germany in a co-promotion or in a licensing arrangement in Germany and that just started in the first quarter so that contributed another 33,000 pounds. So 116,000 pounds of Soltamonx totaled in the UK in the first quarter.

So I hope that clarifies that question on Soltamox. Well thanks to everyone. A good discussion. I appreciate all of your comments and questions. We continue to be very excited by the future opportunities that we have. We will continue to evaluate our performance. We will continue to review options for this company to increase our shareholder value. I hear the comments. I hear the concerns and I take them to heart and I look forward to sharing the achievements of our milestones with you as we move forward. Thank you.

Operator: Thank you.

[Operator Instructions]

This concludes our conference call today. Thank you for participating and have a nice day.